AMENDMENT TO WINNER'S POT POKER LICENSE AGREEMENT

This amendment to the License Agreement entered into on January 4, 2008 by and between Poker Magic, Inc., 130 Lake Street, W., #300, Wayzata, Minnesota 55391, hereinafter “Licensor,” and Bally’s Park Place, Inc. a New Jersey corporation d/b/a Bally’s Atlantic City, hereinafter “Licensee,” Park Place & Boardwalk, Atlantic City, New Jersey 08401, hereinafter “Location,” is entered into as of the last date appearing below. Licensor and Licensee are collectively referred to herein as the “Parties” or each singularly referred to as a “Party.”

The Parties, having determined that the Game has been approved by the New Jersey Casino Control Commission and the Trial Period has ended, desire to amend the License Agreement as follows:

Article 3 of the original License Agreement is rescinded and replaced in its entirety with Article 3 - Payment as follows:

Article 3 - Payment:

3.01    Licensee hereby acknowledges receipt of one (1) Unit and table sign that was previously provided by Licensor to Licensee under the License Agreement prior to this amendment. Licensee may use such Unit up to 7-days per week at Licensee’s discretion. Licensee shall pay to Licensor a monthly license fee of $475.00 on the first day of each month beginning on June 1, 2008 and continuing throughout the term of this License Agreement for the use of such Unit.

3.02    Licensor shall provide to Licensee one (1) additional Unit and table sign, which Licensee shall be permitted to use during the weekend only, beginning Friday at noon (12 PM) and ending Sunday at midnight (12 AM). Licensee shall pay to Licensor a monthly license fee of $200.00 on the first day of each month beginning on June 1, 2008 and continuing throughout the term of this License Agreement for the use of such Unit; provided, however, that if the Parties so agree in a future writing signed by both Parties that the Licensee may use the foregoing Unit more frequently than on the weekend, Licensee shall pay to Licensor a monthly license fee of $475.00 beginning on the first day of each month following the Parties’ mutual agreement regarding more frequent use and continuing throughout the term of this License Agreement for the use of such Unit.

3.03    All payments due under this Article 3 shall be paid by check and sent by Licensee to the address as follows: Poker Magic, Inc., 130 Lake Street, W., #300, Wayzata, Minnesota 55391.

3.04    Should Licensee fail to timely make any payment under this Article 3 when due, this License Agreement shall be terminable by Licensor in accordance with the terms of Article 6.

3.05    During the term of this License Agreement, the Parties may agreed to renegotiate the Payment terms. All amendments to this License Agreement must be in accordance with Article 9.09.

The following provision shall be added to Article 4 - General Obligations of Licensee of the original License Agreement:

Article 4 - General Obligations of Licensee

4.05    Licensee shall be responsible for all costs of any table layouts or table signs that may be required as a consequence of ordinary wear and tear or otherwise to replace the original table layouts and table signs that were furnished by Licensor to Licensee in connection with the original execution of this Agreement by the Parties.

Except as expressly amended above, the terms and conditions of the original License Agreement remain in full force and effect.

LICENSOR: Poker Magic, Inc. /s/ Douglas M. Polinsky Douglas M. Polinsky, President Dated: June 26, 2008	LICENSEE: Bally’s Park Place, Inc., a New Jersey Corporation, d/b/a Bally’s Atlantic City /s/ Joe Domenico Joe Domenico, Senior Vice President and General Manager